Exhibit 99.1

NEWS RELEASE
CONTACT:
Gavin de Windt
CEL-SCI Corporation
 (703) 506-9460

CEL-SCI Announces $5 Million Registered Direct Offering

Vienna, VA, May 18, 2016 - CEL-SCI Corporation (NYSE MKT: CVM) today announced it has entered into a definitive agreement with a single healthcare dedicated institutional investor to purchase approximately 10 million shares of its common stock and warrants exercisable for up to approximately 6.66 million shares of its common stock for gross proceeds of $5 million.  The warrants will be exercisable six months following the date of issuance, will expire on the fifth anniversary of the initial exercise date and have an exercise price of $0.55 per share. The closing of the offering is expected to take place on or about May 20, 2016, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent in connection with the offering.

The net proceeds of the offering will be used for the ongoing Phase 3 study and general corporate purposes.

The securities described above are being offered by CEL-SCI pursuant to a shelf registration statement (File No. 333-205444) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement, when filed with the SEC, and accompanying base prospectus relating to this offering may be obtained from Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, by emailing placements@hcwco.com or by accessing the SEC’s website, www.sec.gov.

About CEL-SCI Corporation

CEL-SCI’s work is focused on finding the best way to activate a patient’s immune response to fight cancer and infectious diseases.  CEL-SCI believes that we should give the immune system the best chance of successfully fighting cancer by administering a cancer immunotherapy drug before surgery, radiation and chemotherapy, a time when the immune system is strongest.  The typical cancer immunotherapy drug development path involves giving a cancer immunotherapy after these conventional treatments.

Its lead investigational therapy, Multikine (Leukocyte Interleukin, Injection), is currently being studied in a pivotal Phase 3 clinical trial as a potential neoadjuvant treatment for patients with squamous cell carcinoma of the head and neck.  Almost 800 patients were enrolled in that study at the end of April 2016.  If the study endpoint, which is a 10% improvement in overall survival of the subjects treated with the Multikine treatment regimen plus the current standard of care (SOC) as compared to subjects treated with the current SOC only, is satisfied, the study results will be used to support applications that the Company plans to submit to regulatory agencies in order to seek commercial marketing approvals for Multikine in major markets around the world.

Additional clinical indications for Multikine that are being investigated include the treatment of cervical dysplasia in HIV/HPV co-infected women, and the treatment of peri-anal warts in HIV/HPV co-infected men and women. A Phase 1 trial of the former indication has been completed at the University of Maryland. The latter indication is now in a Phase 1 trial in conjunction with the U.S. Naval Medical Center, San Diego, under a CRADA and UCSF. CEL-SCI has issued patents on Multikine from the US, Europe, China and Japan.

CEL-SCI is also developing its pre-clinical L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology as a potential vaccine for the treatment of rheumatoid arthritis.

The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Safe Harbor

To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the terms, expected proceeds and closing of the offering. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause CEL-SCI’s actual results to be materially different than those expressed in or implied by CEL-SCI’s forward-looking statements. For CEL-SCI, this includes that closing conditions may not be met. All forward-looking statements in this news release speak only as of the date of this news release. CEL-SCI undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless required by law.